As filed with the Securities and Exchange Commission on October 16, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CODIAK BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4926530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

35 CambridgePark Drive, Suite 500

Cambridge, MA 02140

(Address, including zip code, of Principal Executive Office)

2015 Stock Option and Grant Plan

2020 Stock Option and Incentive Plan

2020 Employee Stock Purchase Plan

(Full title of the plans)

Douglas E. Williams, Ph.D.

President and Chief Executive Officer

35 CambridgePark Drive, Suite 500

Cambridge, MA 02140

(617) 949-4100

(Name, address, and telephone number, of agent for service)

Copies to:

Stephen M. Davis, Esq. Daniel A. Lang, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 813-8800	Linda C. Bain Codiak BioSciences, Inc. 35 CambridgePark Drive, Suite 500 Cambridge, MA 02140 (617) 949-4100	Patrick O’Brien, Esq. Thomas J. Danielski, Esq. Ropes & Gray LLP 800 Boylston Street Boston, MA 02199 (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	4,554,421(2)	$8.47(3)	$38,575,945.87	$4,208.64
Common stock, $0.0001 par value per share	1,043,402(4)	$15.00(5)	$15,651,030.00	$1,707.53
Common stock, $0.0001 par value per share	208,680(6)	$12.75(7)	$2,660,670.00	$290.28
Total	5,806,503		$56,887,645.87	$6,206.45

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.0001 par value per share (the “Common Stock”), of Codiak BioSciences, Inc. (the “Registrant”) which become issuable under the below-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. Pursuant to rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents shares of Common Stock issuable upon the exercise of outstanding option awards under the 2015 Stock Option and Grant Plan, as amended (the “2015 Plan”) as of the date of this Registration Statement. No further awards will be made under the 2015 Plan. To the extent outstanding stock options issued under the 2015 Plan are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2015 Plan, the number of shares underlying such awards will be available for future issuance under the 2020 Stock Option and Incentive Plan (the “2020 Plan”). See footnote 4 below.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on $8.47, the weighted average price (rounded up to the nearest cent) of the outstanding option awards under the 2015 Plan as of the date of this Registration Statement.

(4)

Represents shares of Common Stock reserved for issuance under the 2020 Plan. In addition to the shares registered under the 2020 Plan, to the extent that awards outstanding under the 2015 Plan as of the date of this Registration Statement are cancelled, forfeited or otherwise terminated without being exercised, the number of shares underlying such awards will be available for future issuance under the 2020 Plan. The 2020 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 Plan on January 1 of each year. The number of shares added each year will be equal to the lesser of: (i) 5% of the issued and outstanding shares of common stock on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the Administrator (as defined in the 2020 Plan).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $15.00, the initial public offering price of the Registrant’s Common Stock set forth on the cover page of the Registrant’s prospectus dated October 13, 2020 relating to its initial public offering

(6)	Represents shares of Common Stock reserved for future issuance under the 2020 Employee Stock Purchase Plan (the “2020 ESPP”).
(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on 85% of $15.00, the initial public offering price of the Registrant’s Common Stock set forth on the cover page of the Registrant’s prospectus dated October 14, 2020 relating to its initial public offering. Pursuant to the 2020 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first day of the applicable offering period or on the exercise date, whichever is less. The 2020 ESPP provides that an additional number of shares will be automatically added to the shares authorized for issuance under the 2020 ESPP on January 1 of each year. The number of shares added each year will be equal to (i) 834,720 shares of common stock, (ii) 0.5% of the issued and outstanding shares of common stock on the immediately preceding December 31st or (iii) such lesser number of shares as determined by the Administrator (as defined in the 2020 ESPP).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the registrant are incorporated by reference into this registration statement:

(a)

The registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on October 14, 2020 relating to the registration statement on Form S-1, as amended (File No. 333-248692), which contains the registrant’s audited financial statements for the latest fiscal year which such statements have been filed; and

(b)

The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A (Registration No. 001-39615) filed with the Commission on October 13, 2020 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director or officer’s conduct was unlawful. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in Section 145. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The registrant has adopted provisions in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws, which became effective in connection with the completion of the registrant’s initial public offering, that limit or eliminate the personal liability of the registrant’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or officer will not be personally liable to the registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the registrant’s amended and restated bylaws provide that:

•

the registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the registrant will advance expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the registrant, subject to limited exceptions.

The registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors, its executive officers and, at times, their affiliates to the fullest extent permitted by the DGCL. The registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the registrant or in furtherance of the registrant’s rights. Additionally, certain of the registrant’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the registrant has agreed in the indemnification agreements that the registrant’s obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Fourth Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248692), filed on October 7, 2020)

4.2	Form of Amended and Restated By-laws of Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248692), filed on October 7, 2020)

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248692), filed on October 7, 2020)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	2015 Stock Option and Grant Plan, as amended, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248692), filed on October 7, 2020)

99.2	2020 Stock Option and Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248692), filed on October 7, 2020)

99.3	2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248692), filed on October 7, 2020)

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, this 16th day of October, 2020.

CODIAK BIOSCIENCES, INC.

By:	/s/ Douglas E. Williams
Name:	Douglas E. Williams
Title:	President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Douglas E. Williams and Linda C. Bain as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Douglas E. Williams Douglas E. Williams, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 16, 2020

/s/ Linda C. Bain Linda C. Bain	Chief Financial Officer (Principal Financial and Accounting Officer)	October 16, 2020

/s/ Steven Gillis Steven Gillis, Ph.D.	Chairman and Director	October 16, 2020

/s/ Karen Bernstein Karen Bernstein, Ph.D.	Director	October 16, 2020

/s/ Charles L. Cooney Charles L. Cooney, Ph.D.	Director	October 16, 2020

/s/ Jason Haddock Jason Haddock	Director	October 16, 2020

Name	Title	Date

/s/ Eric S. Lander Eric S. Lander, Ph.D.	Director	October 16, 2020

/s/ Theo Melas-Kyriazi Theo Melas-Kyriazi	Director	October 16, 2020

/s/ Briggs W. Morrison Briggs W. Morrison, Ph.D.	Director	October 16, 2020